Exhibit 10.1

OPTION AND MINING CLAIM ACQUISITION AGREEMENT

THIS AGREEMENT is made effective as of the 27th day of December, 2010. BETWEEN:

MEXIVADA MINING CORPORATION, a company incorporated under the laws of the State of Nevada , with an address of 1018 – 475 Howe Street, Vancouver, British Columbia V6C 2B3.(hereinafter the "Optionor") OF THE FIRST PART
AND:

SPARTAN GOLD, LTD. a company incorporated under the laws of the State of Nevada, with an address of 13951 N. Scottsdale Road, Suite 233, Scottsdale, Arizona 05254, (hereinafter the "Optionee" or “Spartan”),OF THE SECOND PART

AND

SPHERE RESOURCES, INC., a company incorporated under the laws of the Yukon, Canada, with an address of 204 Black Street, Suite 300, Whitehorse, Yukon, Canada Y1A 2M9 (hereinafter “Sphere”), OF THE THIRD PART.

WHEREAS:

A.           The Optionor is the owner of a 100% interest is 57 mining claims in Nye County, in the State of Nevada, known as the “Ziggurat" Property, the "Property," also referred to as “Optionor’s Claims”; and

B.           The Optionor has agreed to grant an exclusive option to the Optionee to acquire up to a seventy percent (70%) interest in and to the Property, on the terms and conditions set out in this Agreement.

C.           Sphere will be a participant with the Optionee under this Agreement at the feasibility and subsequent stage of the development of the Property.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of $10.00 now paid by the Optionee to the Optionor (the receipt of which is hereby acknowledged), the parties agree as follows:

1.  DEFINITIONS

1.1  For the purposes of this Agreement the following words and phrases shall have the following meanings, namely:

(a)	"Agreement" means this agreement and all schedules hereto, as may be amended from time to time;

(b)	"Commencement of Commercial Production" means:

(i)
if a mill is located on the Property, the last day of a period of forty (40) consecutive days in which, for not less than thirty (30) days, the mill processed ore from the Property at not less than sixty percent (60%) of its rated capacity; or

(ii)
if no mill is located on the Property, the last day of a period of thirty (30)consecutive days during which ore has been shipped from the Property on a reasonably regular basis for the purpose of earning revenues, but no period of time during which ore is shipped from the Property for testing purposes, and no period of time during which milling operations are undertaken as initial tune-up, shall be taken into account in determining the date of Commencement of Commercial Production;

(c)	"Encumbrance" means any privilege, mortgage, hypothec, lien, charge, pledge, security interest or adverse claim;

(d)
"Environmental Liability" means any claim, demand, loss, liability, damage, cost or expense (including legal fees) suffered or incurred in respect of environmental cleanup and remediation obligations and liabilities arising directly or indirectly from operations or activities conducted in or on the Property;

(e)	"Exchange" means the TSX Venture Exchange and such other stock exchanges on which the Optionee's and Sphere’s shares may become listed;

(f)
"Exploration Expenditures" means all expenditures and costs incurred by the Company relating directly or indirectly to the Property, including all expenditures and costs incurred: (a) in doing geophysical, geochemical, land, airborne, environmental and geological examinations, assessments, assays, audits and surveys; (b) in line cutting, mapping, trenching and staking; (c) in searching for, digging, trucking, sampling, working, developing, mining and extracting ores, minerals and metals; (d) in conducting diamond and other drilling; (e) in obtaining, providing, installing and erecting mining, milling and other treatment, plant, ancillary facilities, buildings, machinery, tools, appliances and equipment; (f) in construction of access roads and other facilities on or for the benefit of the Property or any part thereof; (g) in transporting personnel, supplies, mining, milling and other treatment plant, ancillary facilities, buildings, machinery, tools, appliances and equipment in, to or from the Property or any part thereof; (h) in paying reasonable wages and salaries (including “fringe benefits”, but excluding home office costs) of personnel directly engaged in performing work on the Property; (i) in paying assessments and contributions under applicable employment legislation relating to workers’ compensation and unemployment insurance and other applicable legislation related to such personnel; (j) in supplying food, lodging and other reasonable needs for such personnel; (k) in obtaining and maintaining insurance; (l) in obtaining legal, accounting, consulting and other contract and professional services or facilities related to work performed or to be performed hereunder; (m) in paying any taxes, fees, charges, payments and rentals (including payments made in lieu of assessment work) or otherwise incurred to transfer the Property or any part thereof in good standing; (n) in paying goods and services tax and social service tax and other taxes charged on expenditures made or incurred by the Optionee relating directly or indirectly to the Property; (o) in acquiring access and surface rights to the Property; (p) in carrying out any negotiations and preparing, settling and executing any Agreements and other documents relating to environmental or indigenous peoples’ claims, requirements or matters; (q) in obtaining all necessary or appropriate approvals, permits, consents and permissions relating to carrying out of work, including environmental permits, approvals and consents; (r) in carrying out reclamation and remediation; (s) in improving, protecting and perfecting title to the Property or any part thereof; (t) in carrying out mineral, soil, water, air and other testing; and (u) in preparing engineering, geological, financing, marketing and environmental studies and reports and test work related thereto.

(g)	"Option" means the option to acquire a seventy percent (70%) undivided interest in and to the Property as provided in this Agreement;

(h)	"Option Period" means the period from the date of this Agreement to and including the date of exercise or termination of the Option;

(i)
"Property" and “Optionor’s Claims” means the unpatented mineral claims described in Schedule "A", including any replacement or successor claims, and all mining leases and other mining interests derived from any such claims or surrounding properties situated within the Area of Interest defined below that are later acquired by the parties hereto. Any reference herein to any mineral claim comprising the Property includes any mineral leases or other interests into which such mineral claim may have been converted;

(j)
"Property Rights" means all licenses, permits, easements, rights-of-way, certificates and other approvals obtained by either of the parties either before or after the date of this Agreement and necessary for the exploration of the Property, or for the purpose of placing the Property into production or continuing production therefrom;

(k)	"Shares" means the common shares in the capital of Sphere Resources I nc. to be issued to the Optionor pursuant to this Agreement and the exercise of the Option.

2.    REPRESENTATIONS AND WARRANTIES

2.1  The Optionor represents and warrants to the Optionee that:

(a)
Optionor is the legal and beneficial owner of a one hundred percent (100%) interest in the unpatented mineral claims described in Schedule “A” and has the exclusive right to enter into this Agreement and assign, convey and dispose of its interest in the Property in accordance with the terms hereof;

(b)
the unpatented mineral claims comprising the Property are validly located and are in good standing, free and clear of all Encumbrances and underlying interests whatsoever; having been filed and recorded with Nye County and with the U.S. Bureau of Land Management by Optionor.

(c)
there are no actions, suits, investigations or proceedings before any court, arbitrator, administrative agency or other tribunal or governmental authority, whether current, pending or threatened, which directly relate to or affect the Property;

(d)
there are no outstanding Agreements or options to purchase or otherwise acquire the Property or any portion thereof or any interest therein, and no person has any royalty or other interest whatsoever in the production from the Property or the profits earned from any of the unpatented mineral claims comprising the Property;

(e)
the Optionor is legally entitled to hold its interest in the Property and the licenses, permits, easements, rights of way, certificates and other approvals now held or hereafter acquired by it and necessary for the exploitation of the Property, and will remain so entitled for so long as it holds any interest in the Property;

(f)	upon exercise of the Option, the Optionor will have the legal right and authority to transfer title to an undivided seventy percent (70%) legal and beneficial interest in the Property to the Optionee;

(g)	there are no obligations or commitments for reclamation, closure or other environmental corrective, clean-up or remediation action directly or indirectly relating to the Property;

(h)
no environmental audit, assessment, study or test has been conducted on the Property by or on behalf of the Optionor nor is the Optionor aware after reasonable inquiry of any of the same having been conducted by or on behalf of any governmental authority or by any other person;

(i)	the Property is not the whole or substantially the whole of the undertaking of the Optionor;

(j)
Optionor has been duly incorporated and is a valid and subsisting body corporate under the laws of Nevada and is duly qualified to carry on business in Nevada and to hold an interest in the Property; and

(k)
Optionor has duly obtained all necessary governmental, corporate and other authorizations for its execution and performance of this Agreement, and the consummation of the transactions contemplated herein will not, with the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, the terms or provisions of any law applicable to it, its constating documents, any resolution of its directors or shareholders or any indenture, Agreement or other instrument to which it is a party or by which it or its assets may be bound.

2.2  The Optionee and Sphere represent and warrant to the Optionor that:

(a)	Optionee and Sphere are lawfully authorized to hold mineral claims and real property under the laws of the jurisdiction in which the Property is situate;

(b)
Optionee has been duly incorporated and is a valid and subsisting body corporate under the laws of the State of Nevada and is duly qualified to carry on business in its jurisdiction of incorporation and to hold an interest in the Property;

(c)
Sphere has been duly incorporated and is a valid and subsisting body corporate under the laws of the Yukon, Canada, and is duly qualified to carry on business in its jurisdiction of incorporation and to hold an interest in the Property:

(d)
Optionee and Sphere have duly obtained all necessary governmental, corporate and other authorizations for their execution and performance of this Agreement, and the consummation of the transactions contemplated herein will not, with the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or result in the creation of any Encumbrance on their assets under, the terms or provisions of any law applicable to them, their constating documents, any resolution of their directors or shareholders or any indenture, Agreement or other instrument to which either of them is a party or by which they or their assets may be bound;

(e)
no proceedings are pending for, and the Optionee and Sphere are unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of the Optionee or Sphere or the placing of the Optionee or Sphere in bankruptcy or subject to any other laws governing the affairs of insolvent corporations; and

(f)	the Shares will, at the time of delivery to the Optionor, be duly authorized and validly allotted and issued as fully paid and non-assessable free of any liens, charges or encumbrances.

2.3  The representations and warranties of the parties set out herein are conditions upon which the parties have relied in entering into this Agreement and shall survive the termination of this Agreement and the acquisition of any interest in the Property by the Optionee and Sphere hereunder, and each party shall indemnify and save harmless from all loss, damage, costs and expenses which may be suffered or incurred by the other as a result of or in connection with any breach or inaccuracy of any such representation and warranty made by such party.

3.  GRANT AND EXERCISE OF OPTION

3.1  The Optionor hereby grants to the Optionee the sole and exclusive right and option (the “Option”) to acquire an undivided seventy percent (70%) interest in and to the Property free and clear of all charges, encumbrances and claims.

3.2  The Optionee will be deemed to have exercised its option as follows:

(a)
acquire an initial fifty-one percent (51%) interest upon incurring Exploration Expenditures of US $1,500,000 on or before the third anniversary date of this Agreement, such expenditures to be incurred and paid by Spartan; and

(b)
acquire an additional nineteen percent (19%) interest upon incurring additional Exploration Expenditures of US $1,000,000 and by also completing and delivering to Optionor an Industry-standard Mining Feasibility Study (not necessarily "bankable") on or before the fifth anniversary date of this Agreement, such expenditures and Mining Feasibility Study to be incurred and paid by Sphere.

3.2  In order to maintain the Option, the Optionee and Sphere will also be required to:

(a)  Optionee shall pay US $110,000 to the Optionor as follows:

(i)	US $25,000 on the execution of this Agreement (the receipt of which is hereby acknowledged by the Optionor);

(ii)	US $35,000 within ninety (90) days of execution of this Agreement;

(iii)	US $25,000 on or before the second anniversary date of this Agreement; and

(iv)	US $25,000 on or before the third anniversary date of this Agreement.

(b)  Sphere shall allot and issue to the Optionor, as fully paid and non-assessable, the Shares as follows:

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(i)	300,000 common shares of Sphere Resources, Inc. within 60 days of the execution of this Agreement; and

(ii)	400,000 common shares of Sphere Resources, Inc. within 60 days of Optionor acquiring a 51% interest in the Property.

3.3  It is understood and agreed by and between Spartan and Sphere that Spartan shall be responsible for and pay US $1,500,000 of initial Exploration Expenditures and Sphere shall be responsible for and pay the additional US $ 1,000,000 Exploration Expenditures and the Mining Feasibility Study as set forth above. Title to the seventy percent (70%) interest in the Property conveyed hereunder shall vest in Optionee (Spartan). Upon exercise of the Option and acquisition of the 70% interest in the Property, Spartan and Sphere shall enter into a joint venture agreement whereby each party is an equal partner with a thirty-five percent (35%) interest in the Property going forward. Such joint venture agreement shall provide for a four person technical committee, with equal representation from each party to the agreement. The technical committee shall meet at least twice per year and will be responsible for setting annual exploration and development program goals and expenditures. If one party to the joint venture agreement fails to meet part or all of its annual expenditure obligation as determined by the technical committee, the other party shall have the right to pay all or part of the shortfall in order to meet the program goals and thereby earn an additional proportionate share of the joint venture profits.

3.4  Exploration Expenditures shall be deemed to have been incurred by the Optionee when the Optionee has expended funds or has received goods or services from third parties for which the Optionee has an obligation to make payment, whether or not payment has been made. Where Exploration Expenditures are charged to the Optionee by an affiliate of the Optionee for services rendered by such affiliate, such Exploration Expenditures shall not exceed the fair market value of the services rendered.

3.5  Exploration Expenditures incurred by the Optionee exceeding the amount of Exploration Expenditures required to be incurred within any period shall be carried forward to the succeeding period and qualify as Exploration Expenditures. If the Exploration Expenditures incurred are less than the amount of the Exploration Expenditures required to be incurred in any period, the Optionee may at its option pay the deficiency to the Optionor within sixty (60) days after the end of such period in order to maintain the Option. Any such payment of cash in lieu shall be deemed to be Exploration Expenditures incurred on the Property on or before the relevant date for the purposes of this Part 3.

3.6  If the Optionee reasonably believes that it has incurred Exploration Expenditures required to be incurred by the Optionee in any period in order to maintain the Option, but it is subsequently determined upon examination or audit by either party that such Exploration Expenditures were not incurred within such period, the Optionee shall not lose any of its rights hereunder and the Option shall not terminate, provided that the Optionee pays the Optionor such deficiency in Exploration Expenditures within thirty (30) days following such determination (if determined by the Optionee) or within thirty (30) days following notice to the Optionee of such deficiency (if determined by the Optionor), and the payment of such deficiency in Exploration Expenditures shall be deemed to be Exploration Expenditures incurred by the Optionee for purposes of this Agreement.

3.7  If and when the Option has been exercised an undivided seventy percent (70%) right, title and interest in and to the Property shall vest in the Optionee free and clear of all charges, encumbrances and claims.

4.1  The Optionor shall, forthwith after the exercise of the Option by the Optionee, deliver to the Optionee a duly executed assignment and transfer of the appropriate interest in the Property which shall have been acquired by the Optionee upon exercise of the Option.

5.   RIGHT OF ENTRY

5.1  For so long as the Option is outstanding and in effect, the Optionee and Sphere and their employees, representatives, agents and independent contractors shall have the right:

(a)	to access all information in the possession or control of the Optionor relating to the prior operations of the Optionor, including all geological, geophysical and geochemical data and drill results;

(b)
to enter upon the Property and carry out such exploration and development work thereon and thereunder as the Optionee considers advisable, including removing material from the Property for the purpose of testing; and

(c)	to bring upon and erect upon the Property such structures, machinery and equipment, facilities and supplies as the Optionee and Sphere consider advisable.

6.  OBLIGATIONS OF THE OPTIONEE DURING OPTION PERIOD

6.1  During the Option Period the Optionee shall:

(a)
maintain in good standing those mineral claims comprising the Property by the doing and filing of assessment work or the making of payments in lieu thereof, by the payment of all Federal, State, and local assessed claim fees, taxes and rentals, and the performance of all other actions which may be necessary in that regard and in order to keep such mineral claims free and clear of all liens and other charges arising from the Optionee's activities thereon except those at the time contested in good faith by the Optionee;

(b)	record all exploration work carried out on the Property by the Optionee as assessment work;

(c)
permit the directors, officers, employees and designated consultants of the Optionor, at their own risk and expense, access to the Property at all reasonable times, and the Optionor agrees to indemnify the Optionee against and to save it harmless from all costs, claims, liabilities and expenses that the Optionee may incur or suffer as a result of any injury (including injury causing death) to any director, officer, employee or designated consultant of the Optionor while on the Property;

(d)	do all work on the Property in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority;

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(e)
indemnify and save the Optionor harmless in respect of any and all costs, claims, liabilities and expenses arising out of the Optionee's activities on the Property, but the Optionee shall incur no obligation hereunder in respect of claims arising or damages suffered after termination of the Option if upon termination of the Option any workings on or improvements to the Property made by the Optionee are left in a safe condition;

(f)	permit the Optionor, at its own expense, reasonable access to the results of the work done on the Property during the last completed calendar year; and

(g)
deliver to the Optionor, forthwith upon receipt thereof, copies of all reports, maps, assay results and other technical data compiled by or prepared at the direction of the Optionee with respect to the Property.

6.2   CLAIM MAINTENANCE FEES; ASSESSMENT WORK; AMENDMENTS AND RELOCATIONS

6.2 (a) Each year this Agreement is in effect, Optionee agrees to pay the required federal and state fees, or if it becomes necessary, to conduct assessment work, and to file and record such notices or affidavits as necessary to maintain Optionor’s Claims which become due on or before September 1 of that agreement year, whether or not Optionee terminates this Agreement prior to September 1 of that agreement year. In addition, if Optionee terminates this Agreement within 120 days prior to September 1 of any agreement year after 2010, Optionee shall pay the required federal and state fees next due and to file and record such notices or affidavits as necessary to maintain said claims for the next one-year period following such termination of this Agreement. If the due date for payment of rental or maintenance fees or performance of annual assessment work, or other annual claim maintenance requirements, changes to a date or dates different than August 31 or September 1 of each year, then Optionee shall be responsible for the satisfaction of any such obligations as specified above. No later than twenty-one (21) days prior to the end of the assessment year or thirty (30) days prior to termination of this lease agreement, Optionee shall provide evidence to Optionor that Optionee has completed or will complete such obligations as specified above.

6.2 (b) If federal assessment work requirements are reinstated, or independent state assessment work requirements are imposed, at any time during the term of this Agreement, Optionee shall perform or cause to be performed such assessment work as required by law in order to maintain the unpatented mining claims. With respect to such work, Optionee shall during the term of this Agreement record or file with the appropriate county and the Nevada State Office of the Bureau of Land Management copies of the assessment affidavits or notices as may then be required by law within the time prescribed for such recording or filing. Optionee shall have the right to perform the assessment work required hereunder pursuant to a common plan of exploration, and continued occupancy of each claim shall not be required. At the request of Optionor at any time after July 1 of each assessment year, Optionee shall provide evidence to Optionor that Optionee has completed or will complete the assessment work, if required, for that assessment year by the end of the assessment year.

During the term of this Agreement, Optionee may at its sole cost, as agent for the benefit of Optionor: 1) amend or relocate any u npatented mining claim included within Optionor's Claims; 2) locate any fractions and, 3) apply for mining patents or mining leases or other forms of mineral tenure for any such unpatented claims.

6.2 (c) Optionee will provide to Optionor photocopies of all documents filed or recorded by Optionee with respect to this Section.

7.  TERMINATION OF OPTION BY OPTIONEE

7.1  The Option shall terminate:

(a)	upon the Optionee or Sphere failing to incur or make any expenditure or payment which must be incurred or made or issued in exercise of the Option; or

(b)
at any other time, by the Optionee shall have the right to terminate this Agreement at any time by giving Optionor notice in writing thirty (30) days prior to termination. Optionee shall be responsible for any outstanding environmental or reclamation liabilities, all option payments as provided for above shall be paid in full to the date of termination, and all annual holding fees which become due during the lease year and next due following termination shall be paid as provided for above.

(c)
In addition to Optionee’s right to terminate this Agreement as provided herein, if certain of Optionor's Claims are found to be invalid and non-relocatable, Optionee may relinquish portions of Optionor's Claims to Optionor at any time upon thirty (30) days written notice to Optionor, and keep this Agreement in effect as to the remainder of Optionor's Claims. Partial relinquishment will relieve Optionee of any prospective obligations or liabilities with respect to the relinquished portion in the same manner as would termination of the Agreement as set forth herein.

(d)
If Optionee fully or partially terminates this Agreement, Optionee will promptly provide to Optionor, in good and recordable form, an assignment and release in order to reconvey such interest or interests to Optionor. In any such assignment, Optionee will represent that Optionor's Claims are free and clear of liens or encumbrances created by, through or under Optionee.

7.2  If the Option is terminated the Optionee shall deliver or make available at no cost to the Optionor within 90 days of such termination, all drill core, copies of all reports, maps, assay results and other relevant technical data compiled by, prepared at the direction of, or in the possession of the Optionee with respect to the Property and not theretofore furnished to the Optionor.

7.3  Notwithstanding the termination of the Option, the Optionee and Sphere shall have the right, within a period of 180 days following the end of the Option Period, to remove from the Property all buildings, plant, equipment, machinery, tools, appliances and supplies which have been brought upon the Property by or on behalf of the Optionee or Sphere, and any such property not removed within such 180 day period shall thereafter become the property of the Optionor.

8.  TAXES AND ASSESSMENTS

a.  So long as this Agreement shall remain in effect, Optionee shall pay when due all real property taxes and all fees and taxes of any kind assessed against the Optionor’s Claims or its personal property and improvements placed upon Optionor's Claims, or any part thereof, accruing after the effective date of this Agreement. Neither party shall be responsible for taxes levied or assessed against the other based upon production or income from Optionor's Claims. Optionee shall at all times have the right, at its option and sole cost, to contest in courts or otherwise, either in its own name or in the name of Optionor the validity or amount of any such taxes or assessments, or to take such other steps or proceedings as Optionee may deem necessary to secure a cancellation, reduction, readjustment or equalization thereof, before Optionee shall be required to pay the same. Optionee shall upon request furnish to Optionor duplicate receipts of all such taxes or assessments when paid. It is agreed that should Optionor receive tax bills or claims that are the responsibility of Optionee, the same shall be promptly forwarded to Optionee for appropriate action and if not so forwarded Optionee shall not be responsible for any delinquent payment charges or interest charges resulting from the late payment of such taxes.

b.  Optionee shall have the right, at its option, to pay and discharge any unpaid rentals or royalties, liens, or encumbrances against Optionor's Claims or any interest therein, which arises out of an obligation of Optionor in existence on the date of this Agreement, and Optionee shall have the right, at its option, to redeem Optionor's Claims from any foreclosure, judicial, sheriff’s or tax sale caused by failure of Optionor or their predecessors to pay any indebtedness secured by liens or encumbrances against Optionor's Claims. Any such payments made by Optionee, which were caused by and determined to be the obligation of Optionor, may be credited against future payments due Optionor under this Agreement.
9.    POWER TO CHARGE PROPERTY

9.1  At any time after the Optionee has exercised the Option, the Optionee may grant mortgages, charges or liens (each of which is herein called a "mortgage") of and upon the Property or any portion thereof, any mill or other fixed assets located thereon, and any or all of the tangible personal property located on or used in connection with the Property to secure financing of development of the Property, provided that, unless otherwise agreed to by the Optionor, it shall be a term of each mortgage that the mortgagee or any person acquiring title to the Property upon enforcement of the mortgage shall hold the same subject to the right of the Optionor to receive the Royalty hereunder as if the mortgagee or any such person had executed this Agreement.

10.   ASSIGNMENT

10.1  The Optionee may at any time either during the Option Period or thereafter, sell, assign, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Agreement provided that any purchaser, assignee or transferee of any such interest shall have first delivered to the Optionor its agreement relating to this Agreement and to the Property, containing:

(a)
a covenant to perform all the obligations of the Optionee to be performed under this Agreement in respect of the interest to be acquired by it from the Optionee to the same extent as if this Agreement had been originally executed by such purchaser, grantee or transferee; and

(b)
a provision subjecting any further sale, assignment, transfer or other disposition of such interest in the Property and this Agreement or any portion thereof to the restrictions contained in this paragraph 10.1.

10.2  No assignment by the Optionee of any interest less than its entire interest in this Agreement and in the Property shall, as between the Optionee and the Optionor, discharge it from any of its obligations hereunder, but upon the assignment or transfer by the Optionee of the entire interest at the time held by it in this Agreement, whether to one or more assignees or transferees and whether in one or in a number of successive assignments or transfers, the Optionee shall be deemed to be discharged from all obligations hereunder save and except for the payment of the Royalty or other fulfilment of contractual commitments accrued due prior to the date on which the Optionee shall have no further interest in this Agreement.

10.3  If the Optionor should receive a bona fide offer from an independent third party (the "Proposed Purchaser") dealing at arm's length with the Optionor to purchase all or a part of its interest in the Property, which offer the Optionor desires to accept, or if the Optionor intends to sell all or a part of its interest in the Property:

(a)
The Optionor shall first offer (the "Offer") such interest in writing to the Optionee upon terms no less favourable than those offered by the Proposed Purchaser or intended to be offered bythe Optionor, as the case may be.

(b)
The Offer shall specify the price, terms and conditions of such sale, the name of the Proposed Purchaser and shall, in the case of an intended offer by the Optionor, disclose the person or persons to whom the Optionor intends to offer its interest and, if the offer received by the Optionor from the Proposed Purchaser provides for any consideration payable to the Optionor otherwise than in cash, the Offer shall include the Optionor's good faith estimate of the cash equivalent of the non-cash consideration.

(c)
If within a period of 60 days of the receipt of the Offer the Optionee notifies the Optionor in writing that it will accept the Offer, the Optionor shall be bound to sell such interest to the Optionee on the terms and conditions of the Offer. If the Offer so accepted by the Optionee contains the Optionor's good faith estimate of the cash equivalent of the non-cash consideration as aforesaid, and if the Optionee disagrees with the Optionor's best estimate, the Optionee shall so notify the Optionor at the time of acceptance and the Optionee shall, in such notice, specify what it considers, in good faith, the fair cash equivalent to be and the resulting total purchase price. If the Optionee so notifies the Optionor, the acceptance by the Optionee shall be effective and binding upon the Optionor and the Optionee, and the cash equivalent of any such non-cash consideration shall be determined by binding arbitration and shall be payable by the Optionee, subject to prepayment as hereinafter provided, within 60 days following its determination by arbitration. The Optionee shall in such case pay to the Optionor, against receipt of an absolute transfer of clear and unencumbered title to the interest of the Optionor being sold, the total purchase price which is specified in its notice to the Optionor and such amount shall be credited to the amount determined following arbitration of the cash equivalent of any non-cash consideration.

(d)
If the Optionee fails to notify the Optionor before the expiration of the time limited therefore that it will purchase the interest offered, the Optionor may sell and transfer such interest to the Proposed Purchaser at the price and on the terms and conditions specified in the Offer for a period of 60 days, but the terms of this paragraph shall again apply to such interest if the sale to the Proposed Purchaser is not completed within such 60 days.

(e)
Any sale hereunder shall be conditional upon the Proposed Purchaser delivering a written undertaking to the Optionee, in form and substance satisfactory to its counsel, to be bound by the terms and conditions of this Agreement.

11.  SURRENDER OF PROPERTY INTERESTS PRIOR TO TERMINATION OF AGREEMENT

The Optionee may at any time during the Option Period elect to abandon any one or more of the mineral claims comprised in the Property by giving notice to the Optionor of such intention. Any claims so abandoned shall be in good standing under the laws of the jurisdiction in which they are situate for at least 12 months from the date of abandonment. Upon any such abandonment, the mineral claims so abandoned shall for all purposes of this Agreement cease to form part of the Property and, if title to such claims has been transferred to the Optionee the Optionee shall retransfer such title to the Optionor at the Optionee's expense.

12.  TITLE

a.  Optionor agrees that it will furnish to Optionee, on request, all abstracts and other title documents in its possession affecting Optionor's Claims held by Optionor. Optionee may cancel and terminate this Agreement within ninety (90) days of the effective date if it determines after examination of title documents that Optionor does not have valid title or ownership of Optionor’s Claims as represented and warranted in paragraph 2.1 above and the defects in title can not be cured under the provisions of paragraph 12.b below. Upon such termination of this Agreement, all consideration paid by Optionee and Sphere to Optionor upon execution of the Agreement shall be returned and refunded to Optionee and Sphere and Oprtionee and Sphere shall have no further obligations hereunder.

b.  Optionee may take all action necessary at Optionee’s expense (including judicial proceedings) to cure any defect in title to Optionor's Claims. Optionor agrees to cooperate with Optionee in any such actions taken and to execute all documents and to take such other action as may be reasonably necessary to assist Optionee. It is expressly agreed that should defects in the title to any portion of Optionor's Claims not be curable, Optionee may release this Agreement as to such portions of Optionor's Claims as specified in Section 7.1(c) above and its rights and obligations hereunder shall immediately cease as to such released portions.

c.  If any third party, including the United States, shall challenge the validity or title to the Optionor’s Claims and if such a challenge arises from Optionor’s conduct, Optionee may at its expense and at its option, choose to defend such title or validity; if such challenge arises from Optionee’s conduct, Optionee shall at its expense defend such title or validity. If Optionee chooses to defend such title as a direct result of Optionor’s conduct, Optionee may recover reasonable costs and expenses from Optionor.

13.   AREA OF INTEREST

13.1  If either party or any of its affiliates stakes or otherwise acquires any interest in mineral claims or any other form of mineral tenure (the “AOI Tenure”) located wholly or part in an area (the “Area of Interest”) within two kilometers from any portion of the Property as it exists at the date of execution of this Agreement, the acquiring party shall forthwith give notice to the other party of such staking or acquisition, the costs thereof and all details in its possession with respect to the nature of the AOI Tenure and the known mineralization thereon. Upon delivery of such notice:

(a)
if such notice is delivered prior to the formation of the Joint Venture as set forth below, the Optionee may elect by notice to the Optionor to require that such AOI Tenure be included in and thereafter form part of the Property. If the Optionee so elects and if such AOI Tenure was staked or acquired by the Optionee or any of its affiliates, the staking or acquisition costs shall constitute Exploration Expenditures. If the Optionee so elects and if such AOI Tenure was staked or acquired by the Optionor or any of its affiliates, the Optionee shall reimburse the Optionor for the staking or acquisition costs, which reimbursed costs shall also constitute Exploration Expenditures; and

(b)
if such notice is delivered after formation of the Joint Venture as set forth below, the other party may elect, by notice to the acquiring party, to require that such AOI Tenure be included in and thereafter form part of the Property, provided that the other party then holds a participating interest in the Property. If such AOI Tenure becomes part of the Property, the party from whom or from whose affiliate such AOI Tenure was acquired shall be reimbursed its staking or acquisition costs, and such reimbursement shall be deemed a cost of the Joint Venture.

14.   FORMATION AND OPERATION OF JOINT VENTURE

14.1  Upon the Optionee being deemed to have earned the seventy percent (70%) interest in the Property pursuant to paragraph 3.6, the Optionee and Sphere and the Optionor shall participate in a joint venture (the “Joint Venture”) for the purpose of further exploration and development work on the Property and if warranted, the operation of one or more mines on the Property.

14.2  The participating interests of the parties at the time of the Joint Venture is formed shall be:

Optionee and Sphere 70%
Optionor 30%

Each party shall be responsible for payment of its proportionate share (based on its participating interest) of the operating and capital costs of the Joint Venture’s operations, including reclamation and remediation obligations and any security required therefore.

14.3 Upon formation of the Joint Venture, a Management Committee, formed by members from each party and holding voting rights in accordance with each party’s participating interest, shall be established which shall make all decisions, on a simple majority vote, which are required to be made by the Joint Venture parties with respect to the Joint Venture’s operation. The Management Committee shall have the authority to establish its own rules on how meetings of the Management Committee shall be called and conducted.

14.4 The Manager shall be selected by the Management Committee and shall be subject to the direction and control of the Management Committee. The Optionee shall have the right to be the Manager of the Joint Venture and to manage and operate the exploration, feasibility study, mine development and mining phases of the project during the term of the Joint Venture.

14.5 The Manager shall be entitled to charge the Joint Venture an amount for general overhead and administrative costs and management fees equal to three percent (3%) of all Exploration Expenditures incurred.

14.6 The Manager and any affiliate of the Manager may enter into contracts with the Joint Venture, provided that at the time of formation of any such contract the term thereof, including the allocation of revenues, costs, obligations and liabilities, are fair and reasonable, and that any charges made by the Manager or its affiliates to the Joint Venture do not exceed the fair market value therefore.

14.7 The Manager shall maintain or cause to be maintained the accounts for the Joint Venture, to the extent and in such detail and at such places as the Management Committee may determine, such books and records pertaining to the Joint Venture and to the costs and expenses thereof and the performance of the Manager hereunder, and to the receipt and disposition of proceeds from any joint sales, as will properly reflect, in accordance with Canadian GAA P to the extent applicable and not in conflict with the provisions hereof, all transactions of the Manager in relation to the operation of the Joint Venture and the performance of the Manager’s duties hereunder and all costs paid by the Manager in the performance thereof and for which it will seek reimbursement, all of which books and records shall be made available to the other party and the Management Committee, upon reasonable notice and at all reasonable times, for inspection, audit and reproduction. As soon as possible after the close of each fiscal year of the Manager, all the books and accounts of the Manager relating to the operation of the Joint Venture for such fiscal year shall be audited by theauditors for the Optionee or such other auditors as the Management Committee may determine at the expense of the Joint Venture and copies of the Report of the Auditors shall be sent promptly to each party. Any claim against the Manager relating to any transactions during the period covered by such audit shall be made within one (1) year after such audit.

14.8 The Manager shall propose the work programs and budgets following the formation of the Joint Venture in accordance with the instructions of the Management Committee. Each party shall have sixty (60) days from the date of receipt of a program to notify the Manager as to whether it will participate at its interest level or whether it will not participate. The participating interest of a party which elects not to participate shall be proportionately diluted in accordance with the dilution formula set out in paragraph 14.9. A party which fails to so notify the Manager within the time required shall be deemed to have elected to participate in a work program and shall be obligated for its proportionate share of the cost of such work program. A party which elects not to participate in a program shall not be subject to dilution to the extent that the expenditures under such program exceed one hundred fifteen percent (115%) of the budget for such program.

14.9 The dilution formula shall be as follows:

percentage participating interest of party Y =	(A +B) x 100 C

Where:

A = deemed expenditures of party Y
B = actual expenditures of party Y
C = total expenditures (deemed and actual) of all parties

Deemed expenditures are assigned a value based on work done by the Optionee in order to earn its participating interest. Thus, the deemed expenditures for the parties shall be as follows:

Their deemed expenditures upon formation of If the participating interest of the parties are: the Joint Venture shall be:

Optionee – 70%                                                     $2,500,000
Optionor – 30%                                                     $1,071,428

For the purpose of calculating B and C above, actual expenditures are those expenditures made by a party after formation of the Joint Venture, provided that such actual expenditures shall exclude costs made or incurred and included in Exploration Expenditures prior to the day that the Management Committee gives notice to the parties of the formation of the Joint Venture but paid subsequent to formation of the Joint Venture.

14.10 Any Exploration Expenditures made or incurred by the Optionee in excess of the Exploration Expenditures required to earn its interest in the Property shall be credited to the Optionee’s contribution to the first work program after formation of the Joint Venture and shall not automatically dilute the participating interest of the Optionor on formation.

14.11 The Management Committee shall propose and may amend the schedule for preparation of a feasibility study, and shall have the right to review and approve or reject the feasibility study or require it to be modified and to make the production decision. The Manager shall have the right to prepare the feasibility study unless otherwise determined by the Management Committee.

14.12 Each party shall be entitled to take in kind and separately dispose of its share of products on any mine developed on the Property in accordance with its participating interest. Any expenditure incurred in the taking in kind of products by a party shall be borne by it. The division of products for the purposes of this provision shall be conducted in a fair and equitable manner.

14.13 Prior to the formation of the Joint Venture, either party may give notice to the other party that it wishes to enter into negotiations with a view to settling the terms and conditions of a formal joint venture agreement incorporating the provisions of this section 14 and such other provisions as the parties may agree to incorporate into such agreement (a “Formal Joint Venture Agreement”). As soon as reasonably practicable after delivery of such notice by one party to the other, the parties shall enter into negotiations in good faith to settle the terms of the Formal Joint Venture Agreement and shall use all reasonable efforts to settle, execute and deliver the Formal Joint Venture Agreement within six (6) months from the date of the notice, provided that if for any reason a Formal Joint Venture Agreement is not settled, executed and delivered within such time, this Agreement shall remain binding on the parties and shall continue to govern the relationship and operation of the Joint Venture.

 FORCE MAJEURE

15.1  If the Optionee or Sphere is at any time either during the Option Period or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of strikes, lock-outs, labour shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons, other than lack of funds, beyond the control of the Optionee or Sphere, the time limited for the performance by the Optionee or Sphere of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay, but nothing herein shall discharge the Optionee or Sphere from its obligations hereunder to maintain the Property in good standing.

15.2 The Optionee or Sphere shall give prompt notice to the Optionor of each event of force maj eure and upon cessation of such event shall furnish to the Optionor with notice to that effect together with particulars of the number of days by which the obligations of the Optionee or Sphere hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

15.3 After the Commencement of Commercial Production prior to the formation of the Joint Venture, the Optionee and Sphere shall work, mine and operate the Property during such time or times as the Optionee and Sphere in their sole judgment consider such operations to be profitable. The Optionee or Sphere may suspend or curtail operations, both before and after Commencement of Commercial Production, during periods when the products derived from the Property cannot be profitably sold at prevailing prices or if an unreasonable inventory thereof, in the Optionee's or Sphere’s sole judgment, has accumulated or would otherwise accumulate.

16.   CONFIDENTIAL INFORMATION

16.1 All information concerning this Agreement and any matters arising from or in connection herewith (including all information relating to the Property received by the Optionee from the Optionor) shall be treated as confidential by the parties and shall not be disclosed by either party to any other person (other than to an affiliate or to the directors, officer or employees of the disclosing party or its affiliate or to any legal, accounting, financial or other professional advisor of the disclosing party or its affiliate, provided that such persons are under obligation to maintain confidentiality with respect to such information) without the prior written consent of the other party, such consent not to be unreasonably withheld, except to the extent that such disclosure may be necessary for observance of applicable laws or stock exchange listing requirements or for the accomplishment of the purposes of this Agreement.

17.   ARBITRATION

17.1  All questions or matters in dispute under this Agreement shall be submitted to binding arbitration pursuant to the terms hereof.

17.2  It shall be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration shall have given not less than 10 days prior notice of its intention to do so to the other party, together with particulars of the matter in dispute. On the expiration of such 10 days, the party who gave such notice may proceed to refer the dispute to arbitration as provided in paragraph 17.3.

17.3The Parties agree that, except as otherwise specifically provided in this Agreement or expressly otherwise agreed to by the Parties, all disputes arising out of or related to the negotiation, existence, performance, breach or termination of this Agreement shall be finally determined by arbitration under the then Commercial Arbitration Rules of the American Arbitration Association. The exclusive places of arbitration shall be Elko or Reno, Nevada. Such arbitration may be initiated by either Party by giving written notice to the other Party. The decision of the arbitrator shall be rendered in writing with all reasonable speed and shall be final and binding upon the Parties and shall not be subject to appeal. Judgment on any award may be entered in any court having jurisdiction over the person or property of the party against whom the award is entered.

17.4  Unless the Parties agree otherwise, the arbitrator shall determine which portion of the costs and expenses incurred in any such proceeding shall be borne by each Party participating in such arbitration.

18.           TERMINATION OF MINING OPERATIONS

18.1 The Optionee and Sphere may permanently discontinue mining operations on the Property at any time after the Commencement of Commercial Production prior to the formation of the Joint Venture when in their opinion no further mining operations can be economically carried out thereon. At such time, the Optionee and Sphere shall dispose of all mining plant and equipment used on the Property, effect all reclamation work as required by law, and otherwise dispose of the Property as they thinks fit. Any purchaser of the Property after termination of mining operations on the Property shall take the Property free and clear of all claims by the Optionor. The accounts of the Optionee and Sphere relating to their mining operations on the Property shall be audited by the auditors of the Optionee as soon as practicable after the sale or disposition of all mining plant, equipment and the Property, and completion of reclamation. Final settlement of any payments and Royalty payable to the Optionor shall be effected without delay after receipt of the final audited statements. After receipt of such final audited statements and payment of Royalty, if any, this Agreement and the mutual obligations of the Optionee and Sphere and the Optionor hereunder shall terminate.

19.           NOTICES

19.1 Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered, telegraphed or telecopied to such party at the address for such party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered or telegraphed or, if given by telecopier, shall be deemed conclusively to be the next business day. Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

20. GENERAL

20.1 This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

20.2 No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

20.3 The parties shall promptly execute or cause to be executed all documents, deeds, assignments, conveyances and other instruments of further assurance and do such further and other acts which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interest from time to time of the parties in the Property.

20.4 This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

20.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and the federal laws of the United States applicable therein and shall be subject to the approval of all securities regulatory authorities having jurisdiction.

20.6 Rule Against Perpetuities. As to any provisions in this Agreement, Optionor and Optionee do not intend that there shall be any violation of the Rule against Perpetuities or any rule relating to restraints upon alienation. If any such violation should inadvertently occur, it is the intent and desire of the parties hereto that the appropriate court shall reform such provision in such a way as to approximate most closely the intent of the parties hereto within the limits permissible under such Rule or related rule.

20.7 Acts in Good Faith. The Parties shall at all times during the currency of this Agreement and after the termination or exercise of the Option, act in good faith with respect to the other Party and shall do or cause to be done all reasonable things within their respective powers which may be necessary or desirable to give full effect to the provisions hereof.

20.8 Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, such provision may be severed from this Agreement, and the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired by reasons thereof and shall remain in full force and effect. Upon determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

20.9 Wherever the neuter and singular is used in this Agreement it shall be deemed to include the plural, masculine and feminine, as the case may be.

20.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which so signed, whether in original or facsimile form, shall be deemed to be an original and bear the dates as set out above and all of which together will constitute one and the same instrument.

20.11 Relationship of Parties. With the exception of the formation of the Joint Venture, the rights, privileges, duties, obligations and liabilities, as between the Parties, shall be separate and not joint or collective and nothing herein contained shall be construed as creating a partnership, an association, agency or subject as herein specifically provided, a trust of any kind or as imposing upon either of the Parties any partnership duty, obligation or liability. Neither Party is liable for the acts, covenants and agreements of the other Party.

20.12 Further Assurances. The Parties shall sign such further and other documents and do such further acts or things as may be necessary or desirable in order to give full force and effect to this Agreement and every part hereof.

20.13 Amendment. This Agreement may not be amended or modified in any respect except by written instrument signed by the Parties.

20.14 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof whether written or oral. The execution of this Agreement has not been induced by nor do the Parties rely upon or regard as material, any covenants, representations or warranties whatsoever not incorporated herein and made a part hereof.

20.15 Time. Time shall be of the essence in this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

MEXIVADA MINING CORPORATION	SPARTAN GOLD, LTD.
/s/ Richard Redfern	/s/ William H. Whitmore Jr.
Name: Richard Redfern	Name: William H. Whitmore Jr.
Title: President	Title: President

SPHERE RESOURCES INC.

/s/ Malcolm Stevens
Name: Malcolm Stevens
Title: CEO

SCHEDULE A

The Property is located in Nye County, Nevada USA (57 Claims)

TOWNSHIP Location	Date	Date	COUNTY FILE NO.	Date	COUNT FILE NO.	COUNTY RANGE	COUNTY BLM	BOOK/	PAGE	BLM
ZIGG No.51	27-Sep-08	6-Oct-08	716760	6-Oct-08	997965	NE	14	12N	44E	NYE
ZIGG No.53	27-Sep-08	6-Oct-08	716762	6-Oct-08	997967	NE	14	12N	44E	NYE
ZIGG No.54	27-Sep-08	6-Oct-08	716763	6-Oct-08	997968	NE,SE	14	12N	44E	NYE
ZIGG No.55	27-Sep-08	6-Oct-08	716764	6-Oct-08	997969	NE	14	12N	44E	NYE
ZIGG No.56	27-Sep-08	6-Oct-08	716765	6-Oct-08	997970	NE,SE	14	12N	44E	NYE
ZIGG No.77	27-Sep-08	6-Oct-08	716770	6-Oct-08	997974	SE,NE	11,14	12N	44E	NYE
ZIGG No.78	27-Sep-08	6-Oct-08	716771	6-Oct-08	997975	SE,NE	11,14	12N	44E	NYE
ZIGG No.79	27-Sep-08	6-Oct-08	716772	6-Oct-08	997976	SE,NE	11,14	12N	44E	NYE
GJ No. 182	27-Sep-08	6-Oct-08	716784	6-Oct-08	997988	NW,NE	13,14	12N	44E	NYE
GJ No. 183	27-Sep-08	6-Oct-08	716785	6-Oct-08	997989	NW,SW,NE,SE	13,14	12N	44E	NYE
GJ No. 184	27-Sep-08	6-Oct-08	716786	6-Oct-08	997990	NW	13	12N	44E	NYE
GJ No. 185	27-Sep-08	6-Oct-08	716787	6-Oct-08	997991	NW,SW	13	12N	44E	NYE
GJ No. 186	27-Sep-08	6-Oct-08	716788	6-Oct-08	997992	NW	13	12N	44E	NYE
GJ No. 187	27-Sep-08	6-Oct-08	716789	6-Oct-08	997993	NW,SW	13	12N	44E	NYE
GJ No. 188	24-Aug-10	21-Nov-10 9-Dec-10	756255	10-Dec-10	1032514	NW	13	12N	44E	NYE
GJ No. 189	24-Aug-10	21-Nov-10 9-Dec-10	756256	10-Dec-10 5	103251	NW,SW	13	12N	44E	NYE
GJ No. 190	24-Aug-10	21-Nov-10 9-Dec-10	756257	10-Dec-10	1032516	NW,NE	13	12N	44E	NYE
GJ No. 191	24-Aug-10	21-Nov-10 9-Dec-10	756258	10-Dec-10	1032517	NE,SE,NW,SW	13	12N	44E	NYE
GJ No. 192	24-Aug-10	21-Nov-10 9-Dec-10	756259	10-Dec-10	1032518	NE	13	12N	44E	NYE
GJ No. 193	24-Aug-10	21-Nov-10 9-Dec-10	756260	10-Dec-10	1032519	NE,SE	13	12N	44E	NYE
GJ No. 194	24-Aug-10	21-Nov-10 9-Dec-10	756261	10-Dec-10	1032520	NE	13	12N	44E	NYE
GJ No. 195	24-Aug-10	21-Nov-10 9-Dec-10	756262	10-Dec-10	1032521	NE,SE	13	12N	44E	NYE
GJ No. 196	24-Aug-10	21-Nov-10 9-Dec-10	756263	10-Dec-10	1032522	NE	13	12N	44E	NYE
GJ No. 197	24-Aug-10	21-Nov-10 9-Dec-10	756264	10-Dec-10	1032523	NE,SE	13	12N	44E	NYE
GJ No. 198	24-Aug-10	21-Nov-10 9-Dec-10	756265	10-Dec-10	1032524	NE	13	12N	44E	NYE
GJ No. 199	24-Aug-10	21-Nov-10 9-Dec-10	756266	10-Dec-10	1032525	NE,SE	13	12N	NYE	NYE
GJ No. 230	27-Sep-08	6-Oct-08	716791	6-Oct-08	997995	SE,SW,NW,NE	11,12,13,14	12N	44E	NYE
GJ No. 231	27-Sep-08	6-Oct-08	716792	6-Oct-08	997996	SW,NW	12,13	12N	44E	NYE
GJ No. 232	27-Sep-08	6-Oct-08	716793	6-Oct-08	997997	SW,NW	12,13	12N	44E	NYE

GJ No. 233	24-Aug-10	21-Nov-109-Dec-10	756267	10-Dec-10	1032526	SW,NW	12,13	12N	44E	NYE
GJ No. 234	24-Aug-10	21-Nov-10 9-Dec-10	756268	10-Dec-10	1032527	SE,SW,NW,NE	12,13	12N 44E	NYE
GJ No. 235	24-Aug-10	21-Nov-10 9-Dec-10	756269	10-Dec-10	1032528	SE,NE	12,13	12N	44E	NYE
GJ No. 236	24-Aug-10	21-Nov-10 9-Dec-10	756270	10-Dec-10	1032529	SE,NE	12,13	12N	44E	NYE
GJ No. 237	24-Aug-10	21-Nov-10 9-Dec-10	756271	10-Dec-10	1032530	SE,NE	12,13	12N	44E	NYE
GJ No. 238	24-Aug-10	21-Nov-10 9-Dec-10	756272	10-Dec-10	1032531	SE,NE	12,13	12N	44E	NYE
ZIGG No.01	24-Aug-10	21-Nov-10 9-Dec-10	756273	10-Dec-10	1032532	SE,SW	13	12N	44E	NYE
ZIGG No.02	24-Aug-10	21-Nov-10 9-Dec-10	756274	10-Dec-10	1032533	SE,SW,NW,NE	13,24	12N	44E	NYE
ZIGG No.03	24-Aug-10	21-Nov-10 9-Dec-10	756275	10-Dec-10	1032534	SE	13	12N	44E	NYE
ZIGG No.04	24-Aug-10	21-Nov-10 9-Dec-10	756276	10-Dec-10	1032535	SE,NE	13,24	12N	44E	NYE
ZIGG No.05	24-Aug-10	21-Nov-10 9-Dec-10	756277	10-Dec-10	1032536	SE	13	12N	44E	NYE
ZIGG No.06	24-Aug-10	21-Nov-10 9-Dec-10	756278	10-Dec-10	1032537	SE,NE	13,24	12N	44E	NYE
ZIGG No.07	24-Aug-10	21-Nov-10 9-Dec-10	756279	10-Dec-10	1032538	SE	13	12N	44E	NYE
ZIGG No.08	24-Aug-10	21-Nov-10 9-Dec-10	756280	10-Dec-10	1032539	SE,NE	13,24	12N	44E	NYE
ZIGG No.09	24-Aug-10	21-Nov-10 9-Dec-10	756281	10-Dec-10	1032540	SE	13	12N	44E	NYE
ZIGG No.10	24-Aug-10	21-Nov-10 9-Dec-10	756282	10-Dec-10	1032541	SE,NE	13,24	12N	44E	NYE
ZIGG No.63	24-Aug-10	21-Nov-10 9-Dec-10	756283	10-Dec-10	1032542
ZIGG No.64	24-Aug-10	21-Nov-10 9-Dec-10	756284	10-Dec-10	1032543
ZIGG No.65	24-Aug-10	21-Nov-10 9-Dec-10	756285	10-Dec-10	1032544
ZIGG No.66	24-Aug-10	21-Nov-10 9-Dec-10	756286	10-Dec-10	1032545
ZIGG No.67	24-Aug-10	21-Nov-10 9-Dec-10	756287	10-Dec-10	1032546	SW,SE	13,14	12N	44E	NYE
ZIGG No.68	24-Aug-10	21-Nov-10 9-Dec-10	756288	10-Dec-10	1032547	SW,SE,NE,NW	13,14,23,24	12N	44E	NYE
ZIGG No.69	24-Aug-10	21-Nov-10 9-Dec-10	756289	10-Dec-10	1032548	SW	13	12N	44E	NYE
ZIGG No.70	24-Aug-10	21-Nov-10 9-Dec-10	756290	10-Dec-10	1032549	SW,NW	13,24	12N	44E	NYE
ZIGG No.71	24-Aug-10	21-Nov-10 9-Dec-10	756291	10-Dec-10	1032550	SW	13	12N	44E	NYE
ZIGG No.72	24-Aug-10	21-Nov-10 9-Dec-10	756292	10-Dec-10	1032551	SW,NW	13,24	12N	44E	NYE
ZIGG No.73	24-Aug-10	21-Nov-10 9-Dec-10	756293	10-Dec-10	1032552	SW	13	12N	44E	NYE
ZIGG No.74	24-Aug-10	21-Nov-10 9-Dec-10	756294	10-Dec-10	1032553	SW,NW	13,24	12N	44E	NYE

DROPPED as of August 27, 2009
ZIGG No.49	27-Sep-08	6-Oct-08	716758	6-Oct-08	997963	NE,NW	14	12N	44E	NYE
ZIGG No.50	27-Sep-08	6-Oct-08	716759	6-Oct-08	997964	NW,SW,NE,SE	14	12N	44E	NYE
ZIGG No.52	27-Sep-08	6-Oct-08	716761	6-Oct-08	997966	NE,SE	14	12N	44E	NYE
ZIGG No.61	27-Sep-08	6-Oct-08	716766	6-Oct-08	997971	SE	14	12N	44E	NYE
ZIGG No.63	27-Sep-08	6-Oct-08	716767	6-Oct-08	997972	SE	14	12N	44E	NYE
ZIGG No.65	27-Sep-08	6-Oct-08	716768	6-Oct-08	997973	SE	14	12N	44E	NYE
ZIGG No. 118	27-Sep-08	6-Oct-08	716773	6-Oct-08	997977	NE,NW	7	12N	45E	NYE
ZIGG No. 120	27-Sep-08	6-Oct-08	716774	6-Oct-08	997978	NE	7	12N	45E	NYE
ZIGG No.130	27-Sep-08	6-Oct-08	716775	6-Oct-08	997979	SW	7	12N	45E	NYE
ZIGG No. 131	27-Sep-08	6-Oct-08	716776	6-Oct-08	997980	NW,SW	7	12N	45E	NYE
ZIGG No. 132	27-Sep-08	6-Oct-08	716777	6-Oct-08	997981	SW	7	12N	45E	NYE
ZIGG No.133	27-Sep-08	6-Oct-08	716778	6-Oct-08	997982	NW,SW	7	12N	45E	NYE
ZIGG No. 134	27-Sep-08	6-Oct-08	716779	6-Oct-08	997983	SW	7	12N	45E	NYE
ZIGG No.135	27-Sep-08	6-Oct-08	716780	6-Oct-08	997984	NE,NW,SW,SE	7	12N	45E	NYE
ZIGG No.136	27-Sep-08	6-Oct-08	716781	6-Oct-08	997985	SW,SE	7	12N	45E	NYE
ZIGG No.137	27-Sep-08	6-Oct-08	716782	6-Oct-08	997986	NE,SE	7	12N	45E	NYE
ZIGG No. 138	27-Sep-08	6-Oct-08	716783	6-Oct-08	997987	SE	7	12N	45E	NYE
GJ No. 229 OLD	27-Sep-08	6-Oct-08	918689 OLD	6-Oct-08	997994	SW,NW	6,7	12N	44E	NYE